UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2010
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (b)
     Effective January 12, 2010, Dr. Donna Hamlin has resigned as Vice President of Human Resources and Administration of Trident Microsystems, Inc. (the “Company”). In connection with such retirement, the Company has entered into a Confidential Retirement Agreement and General Release of Claims (the “Agreement”) with Dr. Hamlin to ensure that there is a smooth and orderly transition of her duties and to provide her with certain separation benefits that she would not otherwise be entitled to receive and to resolve any claims that she has or may have against the Company.
     Pursuant to the terms of the Agreement, the Company will pay to Dr. Hamlin a lump sum retirement payment of $245,916.67, subject to applicable withholding, and in the event that she timely elects to obtain continued group health insurance coverage under COBRA, the Company will pay the premiums for such coverage through the earlier of (i) January 31, 2011 or (ii) the first date on which Dr. Hamlin becomes eligible to obtain other group health insurance coverage. Dr. Hamlin shall be entitled to exercise any vested stock options at any time up to and including the one year anniversary of her retirement date, although no additional vesting has been granted. In consideration for these benefits, Dr. Hamlin has granted to the Company a release.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 12, 2010

TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Senior Vice President, General Counsel & Corporate Secretary

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